Exhibit 10.2

CONFIDENTIAL

March 14, 2013

Richard McGinn
At the Address on File with VeriFone

Re:    Interim Chief Executive Officer Compensation Terms

Dear Rich:

I am pleased to confirm the terms of your employment as Interim Chief Executive Officer of VeriFone Systems, Inc. and VeriFone, Inc. (“VeriFone”), commencing as of March 8, 2013 (the “Effective Date”).

1.    Position. On the Effective Date, you will begin to serve as Interim Chief Executive Officer (“ICEO”) of VeriFone. In that capacity, you will report directly (and only) to the Board of Directors of VeriFone and have all of the customary authorities, duties and responsibilities that accompany these positions.

2.    Employment Term. The term of your employment with VeriFone commenced as of the Effective Date and your position as ICEO commenced as of March 12, 2013 and each will continue until the earlier of (i) the date a new Chief Executive Officer commences employment with VeriFone and (ii) March 7, 2015, unless earlier terminated by you or VeriFone (the “Employment Term”).

3.    Monthly Cash Compensation. Your cash compensation during the Employment Term will be $170,000 per month, payable in accordance with VeriFone's regular payroll schedule, as in effect from time to time. You acknowledge that, during the Employment Term, you will not be eligible to receive an annual incentive award and that the monthly cash compensation set forth in this paragraph shall be considered your salary for purposes of VeriFone's employee benefit plans.

4.    Monthly Restricted Stock Unit Grants. As soon as practicable following the date hereof, VeriFone will grant you, under VeriFone's Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”), a number of restricted stock units (“RSUs”) over VeriFone Common Stock equal to $1,500,000 divided by the Fair Market Value (as defined in the 2006 Plan) of VeriFone's Common Stock as of the date of grant, rounded up to the nearest whole share. Commencing on September 1, 2013 (provided you are still serving as ICEO as of that date) and on the first business day of each of the remaining months of the Employment Term thereafter (not to exceed eighteen (18) months), VeriFone will grant to you a number of restricted stock units (“RSUs”) over VeriFone Common Stock equal to $250,000 divided by the Fair Market Value of VeriFone's Common Stock as of the date of grant, rounded up to the nearest whole share; provided, however, that your monthly grant of RSUs will be pro-rated for any partial month served during the Employment Term; provided further, that the Compensation Committee of the Board of Directors of VeriFone shall have the discretion, acting in good faith, to adjust the size of the monthly grants hereunder in the event of a significant change in VeriFone's Fair Market Value at any particular grant date. In the event of an adjustment to the size of the award for a particular month pursuant to the foregoing proviso, your cash compensation for such month will be adjusted upward, such that the sum of the Fair Market Value of the RSU grant hereunder and your base salary for such month shall equal $420,000. Each monthly grant of RSUs will be subject to the terms of the 2006 Plan and the award agreement evidencing such award and will vest on the earliest of (i) the date a new Chief Executive Officer commences with VeriFone, provided that you are still employed as the ICEO of VeriFone as of such date, (ii) your death or Disability (as defined in the 2006 Plan), (ii) VeriFone's termination of your employment other than for Cause (as defined in the 2006 Plan), (iii) your termination of employment due to VeriFone's breach of the terms of this letter agreement, and (iv) March 7, 2015, provided that you are still employed as the ICEO of VeriFone as of such date. As soon as practicable following the applicable vesting date, VeriFone will transfer to you one unrestricted, fully transferable share of Common Stock for each vested RSU. In the event sufficient shares of Common Stock are not available under the 2006 Plan for any of the monthly RSU grants, VeriFone will grant you a comparable number of RSUs payable in cash, based on the Fair Market Value of VeriFone's Common Stock as of the date of grant.

5.    Compliance with VeriFone Policies; Employee Benefits; No Severance. You agree and acknowledge that, as an employee of VeriFone, you will be subject to VeriFone's policies as in effect from time to time (including, but not limited to, policies related to ethics, insider trading, confidentiality and proprietary information) and you agree to execute any agreements as reasonably requested by VeriFone to acknowledge your agreement to such policies. During the Employment Term, you will be eligible to participate in VeriFone's employee benefit plans on the same basis as those benefits are provided to other senior executives of VeriFone, in each case, in accordance with the terms of the applicable benefit plan, as in effect from time to time. Notwithstanding the foregoing, you hereby agree and acknowledge that you will not be eligible to participate in any severance plan, program or policy sponsored by VeriFone and you will not be eligible to receive any other severance benefits upon your separation from service with VeriFone.

6.    Business and Travel Expenses; Housing. You are authorized to cause VeriFone to purchase a Flight Options Card or similar aircraft usage card and any additional cards (after consultation with the Chair of the Audit Committee) for use in connection your business travel during the Employment Term, it being understood that such cards should be used only when travel on commercial aircraft is not reasonably practical, or in other extraordinary circumstances as you may determine in good faith. During the Employment Term, VeriFone will promptly reimburse you for (i) reasonable business expenses in accordance with VeriFone's expense reimbursement policy as in effect from time to time, (ii) reasonable travel expenses between your permanent residence and your office at VeriFone (on a weekly basis), and (iii) the rent and other associated costs incurred by you for renting a furnished two bedroom apartment located near VeriFone's San Jose offices, in each case, upon submission by you of receipts and other documentation as requested by VeriFone. VeriFone will make you whole for any employment and income taxes associated with your home travel and housing benefits.

7.    Cooperation. You agree (whether during or after your employment with VeriFone) to reasonably cooperate with VeriFone in connection with any litigation or regulatory matter or with any government authority on any matter, in each case, pertaining to VeriFone and with respect to which you may have relevant knowledge, provided that, in connection with such cooperation, VeriFone will reimburse your reasonable expenses.

8.    Tax Matters. To the extent any taxable expense reimbursement or in-kind benefits under this letter agreement is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount thereof eligible in one taxable year will not affect the amount eligible for any other taxable year, in no event will any expenses be reimbursed after the last day of the taxable year following the taxable year in which you incurred such expenses and in no event will any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this letter agreement will be treated as a separate payment for purposes of Section 409A of the Code.

9.    Governing Law. This letter agreement will be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that state.

10.    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at the address on file with VeriFone and addressed to the General Counsel of VeriFone at the address of corporate headquarters.

11.    General. This letter agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of VeriFone. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and VeriFone, and inure to the benefit of both you and VeriFone, each of our respective heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision hereof and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.

12.    Counterparts. This letter agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile and electronic image signatures shall be equivalent to original signatures.

We look forward to your service. I would appreciate it if you could acknowledge your agreement to the terms of this letter agreement by returning a signed copy to me.
Sincerely,
VeriFone, Inc.
By:/s/ Albert Liu
Albert Liu, Executive Vice President, Corporate Development & General Counsel

VeriFone Systems, Inc.

By:/s/ Albert Liu
Albert Liu, Executive Vice President, Corporate Development & General Counsel

AGREED AND ACKNOWLEDGED:

/s/ Richard McGinn_________________________
Richard McGinn